EXHIBIT 99.01

KANA Software to Raise $9.8 Million in Equity Offering

MENLO PARK, Calif. November 16, 2007 – KANA Software, Inc. (OTCBB: KANA.OB), a world leader in multi-channel customer service, today announced that it has obtained commitments from institutional investors to purchase approximately 4 million shares of its common stock in a registered direct offering priced at $2.45 per share for an aggregate purchase price of approximately $9.8 million. The closing of the offering is expected to take place on November 21, 2007, subject to the satisfaction of customary closing conditions.

KANA plans to use the net proceeds from this financing to repay borrowings under its loan agreement with Bridge Bank and for general corporate purposes, which may include capital expenditures and working capital.

A shelf registration statement relating to these securities (File No. 333-145742) has been declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein nor will KANA sell any of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer of these securities will be solely by means of a prospectus included in the registration statement and any prospectus supplement that may be issued with respect to such offering. Copies of the final prospectus, including the prospectus supplement when filed, can be obtained at the Securities and Exchange Commission’s website, www.sec.gov, or from KANA.

Information in this release regarding the anticipated consummation of the offering and the anticipated use of proceeds from the offering are forward-looking statements that involve risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond KANA’s control, as discussed in KANA’s filings with the Securities and Exchange Commission, including KANA’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q. These statements are not guarantees of future performance and actual results could differ materially from KANA’s current expectations. All forward-looking statements included in this release are based upon information available to KANA as of the date of this release, which may likely change, and KANA assumes no obligation to update any such forward-looking statement.

Investor Contacts:

Carolyn Bass

Market Street Partners

415-445-3232

kana@marketstreetpartners.com

Media Contact:

Kim McCrossen

PAN Communications

kana@pancomm.com

978/474-1900